DOMINI SOCIAL TRUST

Amendment

to Second Amended and Restated

Declaration of Trust

November 15, 2007

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust’s Declaration of Trust as currently in effect (the “Declaration of Trust”), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendment to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective as of November 30, 2007:

The Declaration of Trust is amended to change the name of the Series designated as Domini EuroPacific Social Equity Trust on Appendix A to Domini European PacAsia Social Equity Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Amy L. Domini	Karen Paul
Amy L. Domini, as Trustee and not individually	Karen Paul, as Trustee and not individually

Julia Elizabeth Harris	Gregory A. Ratliff
Julia Elizabeth Harris, as Trustee and not individually	Gregory A. Ratliff, as Trustee and not individually

Kirsten S. Moy	John L. Shields
Kirsten S. Moy, as Trustee and not individually	John L. Shields, as Trustee and not individually

William C. Osborn
William C. Osborn, as Trustee and not individually